Exhibit 10.2
Cyxtera Technologies, Inc.
2333 Ponce De Leon Boulevard Suite 900
Coral Gables, FL
USA

_____, 202___

Dear Mr. _______:
On behalf of Cyxtera Technologies, Inc. (the “Company”), I am pleased to invite you to become a member of the board of directors of the Company (the “Board”).
You will serve as a disinterested director (a “Director”), as such term has been construed in accordance with Delaware law. By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or its controlling equityholders that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company or (b) make decisions and carry out your responsibilities as a member of the Board in accordance with the terms of the Company’s certificate of incorporation and applicable law.
As a member of the Board, and as long as you remain a member of the Boards, you will receive cash compensation equal to $480,000 per annum, payable monthly in advance (i.e., $40,000 each month in advance). For the avoidance of doubt, if you do not serve the full year for any given year, you will only be entitled to receive up to the last monthly compensation for the month in which you stop serving as a member of the Board, and you will not be entitled to receive the full yearly compensation. Such payments will be prorated to reflect your actual term of service, based on the date of your appointment to the Board, and continuing until such date as you cease to serve on the Board. Additionally, the Companies agree to pay you a daily fee of $7,500 for each day that you are required to attend a mediation session or a deposition, testify in court, and/or spend more than four hours on such day preparing for a mediation session, deposition, or a court appearance. In addition, you will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company as a member of the Board. You will also be covered by the Company’s directors’ and officers’ insurance policy, in an amount and on terms as reasonably determined by the Board. The Company will also indemnify you as reasonably determined by the Board and authorized pursuant to the Company’s organizational documents, as more fully set forth in the indemnification agreement attached hereto as Annex A.
Our expectation is that the Board will meet weekly or such cadence as the Board determines appropriate. We ask that you make yourself available to participate in those meetings either via video conferencing or telephonically, or in person, as may be appropriate.
A Director may voluntarily resign in which event this letter agreement shall terminate as of the date of such resignation or removal.
Your service on the Board will be in accordance with, and subject to, the organizational documents of the Company and applicable law concerning the service of directors in the state of Delaware, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, a member of the Board.
You and the Company each acknowledge that for you to perform your duties as a Director, you shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates, including, but not limited to, business methods, financial data, and strategic plans which are unique assets of the Company or its affiliates (collectively, the “Confidential Information”). You covenant that you shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association, or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency, or official, or (iii) to the extent such information (A) is generally known to the public, (B) was known to you prior to its disclosure to you by the Company, (C) was obtained by you from a third party which, to your knowledge, was not prohibited from disclosing such information to you pursuant to any contractual, legal, or fiduciary obligation, or (D) was independently derived by you without any use of Confidential Information. This paragraph shall continue in effect after you have ceased acting as a Director of the Company.
You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the state of Delaware.
This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter must be accepted within three (3) business days of the date set forth above, and it may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.
We look forward to working with you.

[Signature page follows]

Sincerely,

[Name]
Title:
ACCEPTED AND AGREED:

I accept and consent to be designated as a member of the Board and agree to so serve, subject to the terms and conditions set forth herein.

Date	Signature [NAME]